Exhibit 99.1

U.S. Shipping Partners L.P. Announces That It Will Not Pay Second Quarter Distribution

EDISON, NJ -- 07/30/2008 -- U.S. Shipping Partners L.P. (NYSE: USS) today announced that its review of strategic alternatives and its negotiations with its lenders to amend certain financial covenants under its senior credit facility are continuing. In light of these continuing efforts, the Partnership has determined that it will not pay a distribution on its units for the quarter ended June 30, 2008.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, petrochemical and commodity chemical products, in the U.S. domestic “coastwise” trade. The Partnership’s existing fleet consists of eleven tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and one ATB that was delivered in June 2007 and entered service in July 2007. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC and include, among other things, the willingness of our lenders to amend our credit agreement on commercially acceptable terms, increased financing costs, future charter rates, demand in the spot market for vessels and timely and on-budget delivery in the second half of 2008 of two ATBs currently under construction.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400